Exhibit 99.4

[Form of Nonqualified Stock Option Agreement]

CELANESE CORPORATION
2004 STOCK INCENTIVE PLAN

 NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, is made effective as of ______ __, 2005 (the “Date of Grant”), between Celanese Corporation (the “Company”) and Blackstone Management Partners IV L.L.C. (the “Participant”) in consideration for the services of certain individuals designated by the Participant as a director of the Company.

R E C I T A L S:

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Option provided for herein to the Participant pursuant to the Plan and the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.             Definitions.  Whenever the following terms are used in this Agreement, they shall have the meanings set forth below.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a)           Expiration Date: The tenth anniversary of the Date of Grant.

(b)           Plan: The Celanese Corporation 2004 Stock Incentive Plan, as from time to time amended.

(c)           Stockholders Agreement: The Stockholders Agreement, dated as of January 18, 2005 (as amended from time to time), among the Company and the other parties thereto.

(d)           Vested Portion: At any time, the portion of the Option which has become vested, as described in Section 3 of this Agreement.

2.             Grant of Option.  The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth,                                 Shares of the Company (the “Option”), subject to adjustment as set forth in the Plan.  The exercise price of the Shares subject to the Option shall be $16 per Share (the “Option Price”), subject to adjustment as set forth in the Plan.  The Option is intended to be a nonqualified stock option and is not intended to be treated as an ISO that complies with Section 422 of the Code.

3.                                       Vesting of the Option.

(a)           In General.  The Option shall vest and become exercisable with respect to twenty-five percent (25%) of the Shares subject to the Option as of the Date of Grant and shall vest and become exercisable with respect to 25% of the Shares subject to the Option on December 31 2005, December 31, 2006 and December 31, 2007.

(b)           Change in Control.  Notwithstanding the foregoing, upon a Change in Control, the Option shall, to the extent not previously cancelled or expired, immediately become 100% vested and exercisable.

4.                                       Exercise of Option.

(a)   Period of Exercise.  Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the Expiration Date.

(b)   Method of Exercise.

(i)            Subject to Section 4(a) of this Agreement, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised and, other than as described in clause (C) of the following sentence, shall be accompanied by payment in full of the aggregate Option Price in respect of such Shares.  Payment of the aggregate Option Price may be made (A) in cash, or its equivalent (e.g., a check), (B) by transferring to the Company Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), (C) if there is a public market for the Shares at the time of payment, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and deliver promptly to the Company an amount equal to the aggregate Option Price or (D) such other method as approved by the Committee.  No Participant shall have any rights to dividends or other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares or otherwise completed the exercise transaction as described in the preceding sentence and, if applicable, has satisfied any other conditions imposed pursuant to this Agreement.

(ii)           Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be necessary or advisable.

(iii)          Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares.  However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)          As a condition to the exercise of any Option evidenced by this Agreement, the Participant shall execute the Stockholders Agreement.

5.             Legend on Certificates.  The certificates representing the Shares purchased by exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6.             Transferability.  Unless otherwise determined by the Committee, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

7.             Securities Laws.  Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

8.             Notices.  Any notice under this Agreement shall be addressed to the Company in care of its General Counsel, addressed to the principal executive office of the Company and to the Participant in care of its General Counsel, addressed to the principal executive office of the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

9.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

10.           Option Subject to Plan and Stockholders Agreement.  By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the Stockholders Agreement.  The Option and the Shares received upon exercise of the Option are subject to the Plan and the Stockholders Agreement.  The terms and provisions of the Plan and the Stockholders Agreement as it may be amended from time to time are hereby incorporated by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Stockholders Agreement, the applicable terms and provisions of the Plan or the Stockholders Agreement will govern and prevail.  In the event of a conflict between any term or provision of the Plan and any term or provision of the Stockholders Agreement, the applicable terms and provisions of the Stockholders Agreement will govern and prevail.

11.           Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

CELANESE CORPORATION

By
Its

BLACKSTONE MANAGEMENT PARTNERS IV L.L.C.

By
Its